Exhibit 10.19

TRANSCAT, INC.

AGREEMENT FOR SEVERANCE UPON CHANGE IN CONTROL

This Agreement for Severance Upon Change in Control (this “Agreement”) is made and entered into as of May 7, 2012, by and between Transcat, Inc., an Ohio corporation (the “Company”), having its principal place of business at 35 Vantage Point Drive, Rochester, New York 14624, and Charles P. Hadeed (the “Employee”).

In consideration of the mutual covenants herein contained, the Company and the Employee, intending to be legally bound, hereby agree as follows:

Section 1. Purpose of this Agreement. The Employee is a key officer and employee of the Company. Although the Company does not presently anticipate a Change in Control, it nevertheless desires to (i) assure the continued loyalty, cooperation and services of certain key officers and employees of the Company if one should occur, and (ii) provide for those individuals to receive compensation under certain circumstances in connection with a Change of Control, if one should occur.

Section 2. Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) A “Change in Control” shall have occurred if:

(i) the Company is merged or consolidated with another entity and as a result thereof, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity shall then be owned in the aggregate by the former shareholders of the Company; or

(ii) as a result, or in connection with, any tender offer or exchange offer, merger or other business combination, or sale or other disposition of assets, or any combination of the foregoing transactions, the individuals who constitute the Board of Directors of the Company before any such transaction shall not constitute a majority of the board of directors of the surviving or resulting entity; or

(iii) a tender offer or exchange offer for the ownership of securities of the Company representing over twenty-five percent (25%) of the combined voting power of the Company’s then outstanding voting securities is made and consummated; or

(iv) any “person,” including a “group” within the meaning of Section 13(d)(3) of the Securities Act of 1934, as amended, but excluding any employee stock ownership plan or similar employee benefit plan of the Company, is or becomes, directly or indirectly, the beneficial owner of securities of the Company representing over twenty-five percent (25%) of the combined voting power of the Company’s then outstanding voting securities; or

(v) the Company transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of the Company.

(b) “Material Change” means any action by the Company or the Successor during the Transition Period, without the Employee’s express written consent, that has the effect of: (i) downgrading the Employee’s title, or reducing the nature or scope of his responsibilities and duties, from those applicable to him immediately prior thereto; or (ii) reducing the base salary payable to the Employee from that payable to him by the Company immediately prior thereto; or (iii) failing to provide the Employee with a package of fringe benefits that, though one or more elements may vary from those in effect immediately prior thereto, is substantially comparable to such fringe benefits; or (iv) changing the location of the Employee’s principal place of employment to a location that is outside the general metropolitan area of Rochester, New York.

(c) “Severance Amount” means the obligation of the Successor to pay and continue the Employee’s full salary, bonus and benefits set forth in Section 3 hereof.

(d) “Successor” means any successor to the assets, rights or business of the Company as a result of a Change in Control.

(e) “Transition Period” means the time period beginning with the agreement for or announcement of a proposed Change in Control and ending twenty-four (24) months following the effective date of any Change in Control.

(f) “Termination” or “retirement” means a “separation from service” within the meaning provided by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other official guidance issued there under (collectively, “Section 409A”).

Section 3. Payment of Severance Amount.

(a) If, during the term of the Employee’s employment as an officer of the Company, there shall occur a Change in Control, and during the Transition Period, the Employee’s employment with the Successor terminates for any reason, then, subject to the qualifications set forth in Section 4 hereof, the Successor shall be obligated to pay and continue the Employee’s full salary, bonus (at standard) and benefits (to the extent that the Employee’s continued participation is possible under the general terms and provisions of such plans and programs) as were in effect immediately preceding the Change in Control, for a period of twenty-four (24) months following the effective date of termination of employment. Additionally, all Stock Grants, Option Grants, Stock Appreciation Rights or similar equity arrangements or long term performance awards (to be settled in either equity or cash) shall be deemed to have immediately vested and any option exercise periods shall be extended for the term of the option.

(b) The Employee shall not be required to mitigate the Severance Amount by seeking other employment or otherwise, nor shall the Severance Amount be reduced or offset by any compensation earned by the Employee as the result of his employment by another employer subsequent to the date of termination his employment with the Successor.

Section 4. Effect of Certain Terminations. Notwithstanding Section 3 hereof, the Employee shall not be entitled to, and the Successor shall have no obligation to pay, the Severance Amount if, during the Transition Period:

(a) The Employee voluntarily terminates his employment with the Company or the Successor. However, notwithstanding any or other seemingly voluntary departure, the Employee’s termination of employment shall not be deemed voluntary for purposes of this Agreement if the Employee’s employment terminates in consequence of a Material Change. In such case, the Employee shall be entitled to receive, and the Successor shall be obligated to pay, the Severance Amount.

(b) The Company or the Successor terminates the Employee’s employment for any of the following reasons: (i) the Employee’s continuing to perform such (other than services constituting a Material Change) as may reasonably be assigned to him by the Successor; or (ii) the Employee’s willful misconduct or gross negligence in the performance of his employment duties; or (iii) the Employee’s breach of his duty of loyalty to, or acts of unfair competition with, the Successor; or (iv) the Employee’s conviction of any crime or offense involving money, property or personnel of the Successor, or of any other crime which constitutes a felony; or (v) the Employee’s illegal use, possession or being under the influence of any narcotic, controlled substance or alcoholic beverage while at work; or (vi) any conduct by the Employee that, under applicable laws and regulations, disqualifies him from serving as an officer or employee of the Company.

(c) His employment terminates by reason of the Employee’s death, total disability, or normal retirement at or after age 65.

Section 5. Payment of Accrued Salary, Etc. This Agreement shall not affect the Employee’s right to receive all earned but unpaid salary, accrued but unpaid vacation pay, and submitted but outstanding travel or other expenses due and owing from the Successor on the effective date of the termination of his employment, or any incentive compensation earned but unpaid prior to or coincidental with such date, all of which shall be paid by the Successor to the Employee in accordance with the terms of such obligations.

Section 6. Withholding of Taxes. The Successor may withhold from the Severance Amount all federal, state, city or other income or employment taxes as may be required under any law, governmental regulation or ruling.

Section 7. Not an Employment Agreement. Nothing contained in this Agreement is intended, nor shall it be deemed, to give the Employee any rights (or impose any obligations) to continued employment by the Company or the Successor, or give the Company or the Successor any rights (or impose any obligations) for the continued performance of duties by the Employee, or otherwise alter the Employee’s status as an employee at will.

Section 8. Amendment. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, and may not be modified or terminated except upon written amendment executed by the Employee and the Company (or, if subsequent to the Change in Control, by the Employee and the Successor).

Section 9. No Assignment. The Employee’s right to the Severance Amount hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section, the Successor shall have no liability to pay the Severance Amount or any portion thereof so attempted to be or transferred.

Section 10. Benefit. This Agreement shall be binding upon, and shall inure to the benefit and be enforceable by, the Employee and his personal or legal representatives, executors, administrators, heirs and distributes. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company and the Successor and their respective successors and assigns.

Section 11. Notices. Notices and all other communications under this Agreement shall be in and shall be deemed given when personally delivered or when mailed by United States or certified mail, return receipt requested, postage prepaid, addressed to the Company or to the Successor (as the case may be) at the address set forth in the first paragraph of this Agreement, and addressed to the Employee at his residence address as shown on the records of the Company or the Successor (as the case may be), or to such other address as either party may furnish to the other by like notice; provided, however, that notices of changes of address shall be effective only upon receipt.

Section 12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such State.

Section 13. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability or any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 14. Six Month Waiting Period. Notwithstanding anything to the contrary, to the extent that any payments under this Agreement are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Employee’s separation from service but for the operation of this sentence shall be made during the seventh month following the Employee’s separation from service.

Section 15. Section 409A. This Agreement and the compensation and benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A, and shall be interpreted and administered consistent with such intent.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

TRANSCAT, INC.

By:	/s/ Carl E. Sassano	/s/ Charles P. Hadeed
Carl E. Sassano, Chairman of the Board		Charles P. Hadeed

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